Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	First QUARTER 2005

2005 Biennial Consent for Sale . . .

As you may recall we represented in 1998 that we would poll the limited partners on a biennial basis by circulating a consent for sale beginning in May 2001. The last consent was mailed in May 2003. Only 14% of investors voted for a sale of the portfolio at that time. This was lower than the May 2001 consent which received a 26% vote to sell the portfolio.

Enclosed you will find the third biennial (May 2005) consent for sale documents. Please read the documents carefully and return the consent card no later than June 30, 2005.

The General Partner and the Advisory Board have held lengthy discussions regarding the potential sale of all the Partnership’s assets and the liquidation of the Partnership. We realize that there now is a strong real estate market fueled by low interest rates and aggressive investors. However, we believe that the Partnership can continue to provide a return to the limited partners which would be difficult to replace with alternative investments. The Partnership has achieved a high level of stability in recent years because the portfolio of properties has been strengthened by the sale of a number of poorer performing units and the extensions of the leases on the ten Wendy’s locations to 2016. We believe that the Partnership can continue to provide a steady cash flow to the partners, and additional value can be achieved by continuing the strategy of selectively selling the units which are not leased to prime quality tenants. Accordingly, the General Partner and the Advisory Board recommend a vote AGAINST a sale.

The current market conditions (as we understand them) are detailed in the consent.

If you do not return your consent it is deemed a vote against a sale at this time. Unless more than 50% of the limited partners vote for a sale, we will circulate the next biennial consent vote in May 2007.

DISTRIBUTION HIGHLIGHTS

• $435,000 total amount distributed for the First Quarter 2005, as budgeted.

•      $1,286 to $1,137 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

• $9.40 per unit (approx.) for the First Quarter 2005. The approximate annualized “operating return” is 8.5% based on the most recent net asset value as of December 31, 2004.

PAGE 2	DIVALL 2	1 Q 05

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Second Quarter of 2005 is scheduled to be mailed on August 15, 2005.

•	What was the December 31, 2004 net asset value?

Approximately $440 per unit.

•	When will the results of the consent to sell be given to investors?

The consent results will be reported in the August 15, 2005 newsletter.

•	I’ve moved how do I update my account registration?

Please mail or fax to us a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach your office?

You can reach us at our address listed below:

MAIL:	DiVall Investor Relations
c/o The Provo Group, Inc.
1100 Main Street, Suite 1830
Kansas City, MO 64105
PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224
FAX:	(816) 221-2130
E-MAIL:	mevans@theprovogroup.com

DIVALL INSURED INCOME PROPERTIES 2 LP

2005 PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT OPERATING PROPERTIES

AS OF MARCH 31, 2005

PROJECTIONS FOR

DISCUSSION PURPOSES

PORTFOLIO                                                             (Note 1)

CONCEPT	LOCATION	REAL ESTATE			EQUIPMENT					TOTALS
		COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%

BLOCKBUSTER	OGDEN, UT	646,425	110,750	17.13%						646,425	110,750	17.13%

DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%

CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	66,000	7.62%		221,237	0	0	0.00%	1,087,137	66,000	6.07%

HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%

DAYTONA’S All SPORTS CAFÉ	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%

KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2005.

DIVALL INSURED INCOME PROPERTIES 2 LP

2005 PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT OPERATING PROPERTIES

AS OF MARCH 31, 2005

PROJECTIONS FOR

DISCUSSION PURPOSES

PORTFOLIO                                                             (Note 1)

CONCEPT	LOCATION	REAL ESTATE			EQUIPMENT					TOTALS
		COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%
PANDA BUFFET	GRAND FORKS, ND	739,375	34,000	4.60%						739,375	34,000	4.60%
WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTION, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%
PORTFOLIO TOTALS		14,861,470	1,670,908	11.24%		640,021	69,606	0	0.00%	15,501,491	1,670,908	10.78%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2005.

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2005

	PROJECTED 1ST QUARTER 03/31/2005	ACTUAL 1ST QUARTER 03/31/2005	VARIANCE BETTER (WORSE)
OPERATING REVENUES
Rental income	$417,055	$417,415	$360
Interest income	2,550	3,328	778
Real estate tax recoveries	18,685	14,374	(4,311)
Other income	0	1,922	1,922

TOTAL OPERATING REVENUES	$438,290	$437,039	$(1,251)

OPERATING EXPENSES
Insurance	$9,729	$9,728	$1
Management fees	51,986	52,192	(206)
Overhead allowance	4,227	4,222	5
Advisory Board	3,500	3,500	0
Administrative	7,020	20,997	(13,977)
Professional services	13,190	14,676	(1,486)
Auditing	16,200	14,629	1,571
Legal	9,000	5,663	3,337
Property Expenses	3,750	170	3,580

TOTAL OPERATING EXPENSES	$118,602	$125,776	$(7,174)

INVESTIGATION AND RESTORATION EXPENSES	$0	$134	$(134)

NON-OPERATING EXPENSES
Depreciation	65,358	65,357	1
Amortization	3,198	3,198	(0)

TOTAL NON-OPERATING EXPENSES	$68,556	$68,555	$1

TOTAL EXPENSES	$187,158	$194,466	$(7,308)

NET INCOME	$251,132	$242,573	$(8,559)

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	68,556	68,555	(1)
Recovery of amounts previously written off	0	(3,357)	(3,357)
(Increase) Decrease in current assets	256,919	524,181	267,262
Increase (Decrease) in current liabilities	(48,471)	56,179	104,650
(Increase) Decrease in cash reserved for payables	47,466	(57,150)	(104,616)
Current cash flows advanced from (reserved for) future distributions	(130,700)	(355,487)	(224,787)

Net Cash Provided From Operating Activities	$444,902	$475,494	$30,592

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,500)	(2,143)	(643)
Recovery of amounts previously written off	0	3,357	3,357

Net Cash (Used In) From Investing And Financing Activities	$(1,500)	$1,214	$2,714

Total Cash Flow For Quarter	$443,402	$476,709	$33,307

Cash Balance Beginning of Period	708,873	684,586	(24,287)
Less 4th quarter distributions paid 2/05	(430,000)	(425,000)	5,000
Change in cash reserved for payables or future distributions	83,234	412,637	329,403

Cash Balance End of Period	$805,508	$1,148,932	$343,424

Cash reserved for 1st quarter 2005 L.P. distributions	(430,000)	(435,000)	(5,000)
Cash reserved for payment of accrued expenses	(99,907)	(200,965)	(101,058)
Cash advanced from (reserved for) future distributions	(195,513)	(425,300)	(229,787)

Unrestricted Cash Balance End of Period	$80,088	$87,667	$7,579

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$430,000	$435,000	$5,000
Mailing Date	05/13/2005	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.